Exhibit 99.7

Date: October 24, 2025

Subject: Important Update: Adverum’s Next Chapter with Eli Lilly & Company

Dear Investigators and Site Staff,

On behalf of all of us at Adverum, we want to express our sincere gratitude for your ongoing partnership and dedication to advancing the development of Ixo-vec. Your commitment to innovation, patient care, and clinical excellence has been instrumental in the progress of our program.

Today, we are pleased to share a significant update: Adverum has entered into a definitive agreement for Eli Lilly and Company to acquire Adverum. Lilly is a global leader in pharmaceutical innovation, and their multi-modality genetic medicine scale, scientific depth, and global commercial reach provide powerful validation of our intravitreal gene therapy platform and accelerate our vision to deliver Ixo-vec to the millions of patients living with wet AMD.

What does this mean for our studies?

•

Business as Usual: All Adverum clinical studies will continue as planned. There will be no disruption to your site operations, patient care, or study timelines as a result of the proposed transaction. Our clinical team and research associates remain your primary point of contact for any study related matters.

•	Accelerated Patient Impact: With Lilly’s resources and global infrastructure, we believe we are well-positioned to advance Ixo-vec to approval and patient access.

•	Continued Partnership: We deeply value your collaboration and expertise. As integration planning progresses, any changes to processes, contacts, or systems will be communicated in a timely manner.

We appreciate your dedication and partnership as we enter this exciting new chapter. Your work has been vital to our shared mission of transforming care for patients living with wet AMD. We look forward to continuing our collaboration and will provide updates as the transaction moves forward.

If you have any questions, please reach out to your Adverum clinical contact or reply to this message.

Thank you again for your commitment to our studies and to the patients we serve.

Kind regards,

The Adverum Clinical Team

Forward-looking Statements

This communication contains forward-looking statements regarding Lilly’s proposed acquisition of Adverum, regarding prospective benefits of the proposed acquisition and Adverum’s gene editing programs for retinal disease, regarding potential contingent consideration amounts and terms, regarding the anticipated occurrence, manner and timing of the proposed tender offer and the closing of the proposed acquisition, regarding Adverum’s cash runway and prospects, regarding the potential availability of financing under the Promissory Note to Adverum, regarding Adverum’s product candidates and ongoing clinical and preclinical development, and regarding Lilly’s development of programs for ophthalmology and advancement of gene therapies. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, including with respect to consummating the proposed acquisition and any competing offers or acquisition proposals for Adverum, drug research, development and commercialization, Adverum’s prospects, uncertainties as to how many of Adverum’s stockholders will tender their stock in the tender offer, the effects of the proposed acquisition (or the announcement thereof) on Adverum’s stock price, relationships with key third parties or governmental entities, regulatory changes and developments, the impact of global macroeconomic conditions, including trade and other global disputes and interruptions, including related to tariffs, trade protection measures, and similar restrictions, transaction costs, risks that the proposed acquisition disrupts current plans and operations or adversely affects employee retention, potentially diverting management’s attention from Adverum’s ongoing business operations, changes in Adverum’s business during the period between announcement and closing of the proposed acquisition, and any legal proceedings that may be instituted related to the proposed acquisition. Actual results could differ materially due to various factors, risks and uncertainties. Among other things, there can be no guarantee that the proposed acquisition will be completed in the anticipated timeframe or at all, that the conditions required to complete the proposed acquisition or provide Adverum financing under the Promissory Note will be met, that any event, change or other circumstance that could give rise to the termination of the merger agreement or the Promissory Note will not occur, that Lilly will realize the expected benefits of the proposed acquisition, that product candidates will be approved on anticipated timelines or at all, that any products, if approved, will be commercially successful, that all or any of the contingent consideration will become payable on the terms described herein or at all, that Lilly’s financial results will be consistent with its expected 2025 guidance or that Lilly can reliably predict the impact of the proposed acquisition on its financial results or financial guidance. For further discussion of these and other risks and uncertainties, see Lilly’s and Adverum’s ’ most recent Form 10-K and Form 10-Q filings with the U.S. Securities and Exchange Commission (SEC). Except as required by law, neither Lilly nor Adverum undertakes any duty to update forward-looking statements to reflect events after the date of this filing.

Additional Information about the Acquisition and Where to Find It

The tender offer for all of the outstanding shares of Adverum described in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Lilly and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. A solicitation and offer to buy outstanding shares of Adverum will only be made pursuant to the tender offer materials that Lilly and its acquisition subsidiary intend to file with the SEC. At the time the tender offer is commenced, Lilly and its acquisition subsidiary will file tender offer materials on Schedule TO, and Adverum will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF ADVERUM ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF ADVERUM SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE TENDER OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of Adverum at no expense to them at Lilly’s website at investor.lilly.com and (once they become available) will be mailed to the stockholders of Adverum free of charge. The information contained in, or that can be accessed through, Lilly’s website is not a part of, or incorporated by reference herein. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Lilly and Adverum file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Lilly and Adverum with the SEC for free on the SEC’s website at www.sec.gov.